Exhibit 10.20

RENEWAL OF LEASE

This AGREEMENT dated for reference this 17th day of October, 2022.

BETWEEN:

MATRIX EQUITIES INC.,
by its duly authorized agent Triovest Realty Advisors Inc.

(the “Landlord”)

OF THE FIRST PART

AND:

NORTHERN QUINOA PRODUCTION CORPORATION

(the “Tenant”)

OF THE SECOND PART

WHEREAS:

A.            by a lease (the “Original Lease”) dated the 12th day of June, 2017, and made between the Landlord and the Tenant, the Landlord leased to the Tenant, for and during a term (the “Term”) of six (6) years, commencing on the 1st day of October, 2017, certain premises (the “Original Premises”) designated as Bays 154-174 comprising a total Rentable Area of approximately 25,578 square feet shown on the plan attached to the Original Lease as Schedule A and municipally located at 815-66th Street East in the building known as Matrix Business Park, Building E (the “Building”) in the City of Saskatoon, in the Province of Saskatchewan;

B.            by an agreement (the “Amendment of Lease”) dated the 13th day of January, 2021, the Tenant expanded the size of the Original Premises by an area of approximately 4,384 square feet (the “Expansion Area”), such Expansion Area together with the Original Premises henceforth collectively being referred to as the “Premises” measuring approximately 29,962 square feet of Rentable Area, effective on the 1st day of December, 2019, among other amendments as more particularly set out therein;

C.             the Original Lease and the Amendment of Lease are hereinafter collectively referred to as the “Lease”; and

D.            the Landlord and the Tenant have agreed to renew the Term of the Lease for ten (10) years (the “Renewal Term”) commencing on the 1st day of October, 2023 and expiring on the 30th day of September, 2033 on terms and conditions hereinafter set forth.

NOW THEREFORE, pursuant to the premises and in consideration of the covenants and agreements herein contained and the sum of $10.00 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Landlord and Tenant covenant and agree to modify the Lease as follows:

1.	The parties acknowledge that the foregoing recitals are true in substance and in fact.

2.	Capitalized terms that are used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Lease.

3.	The Term of the Lease is hereby renewed for the Renewal Term, commencing on the 1st day of October, 2023 (the “Effective Date”) and expiring on the 30th day of September, 2033, upon the same terms, covenants and conditions as contained in the Lease except as amended by this Agreement.

4.	In respect of the Renewal Term created hereby, the Tenant shall pay to the Landlord for the Premises a Base Rent as follows:

a)	October 1, 2023 - September 30, 2028: $329,582.00 per annum, payable in advance in equal monthly instalments (to be made on the first day of each and every calendar month in each and every year during the period) of $27,465.17 per month based upon a rate of $11.00 per square foot of the Rentable Area of the Premises; and

b)	October 1, 2028 - September 30, 2033: $359,544.00 per annum, payable in advance in equal monthly instalments (to be made on the first day of each and every calendar month in each and every year during the period) of $29,962.00 per month based upon a rate of $12.00 per square foot of the Rentable Area of the Premises.

5.	The parties acknowledge and agree that the terms of the Lease shall be further amended as follows as of the Effective Date:

a)	Schedule H, Item 4 (Options to Renew) shall be amended to instead provide the Tenant one (1) further option to renew the Term of the Lease for five (5) years and otherwise under the same terms and conditions as outlined therein.

b)	The following shall be added to the Lease as Schedule H, Item 9:

“9.   Right of First Offer

Subject to any contractual rights of renewal or expansion contained within existing tenant leases in the Building, the Landlord agrees to offer to lease to the Tenant the bays on either side of the Premises, being Bay 146 and/or Bay 182 (the “Additional Premises”) should the Landlord have legal and vacant possession of one or both of these areas at any time during the Term of the Lease before the space is leased to any prospective third party tenant.

The Landlord shall offer the Additional Premises to the Tenant on a one-time basis only at a Base Rent to be mutually agreed upon by the parties based upon prevailing market rental rates for similar improved industrial premises in the area of the Building (provided however that such Base Rent shall not be less than the prevailing Base Rent payable hereunder for the Premises). The Landlord and Tenant shall have five (5) days after the date of delivery of the Landlord’s offer to enter into a binding offer to lease the Additional Premises.

In the event the Tenant does not respond to the Landlord’s offer to lease within the five (5) day period or if the parties are unable to agree upon the Base Rent for the Additional Premises and enter into a binding agreement to lease the Additional Premises within the five (5) day period, then the Landlord’s obligations under this section shall be null and void and the Landlord may lease the Additional Premises to any third party on any terms and conditions agreed to between the Landlord and the third party.”

6.	The Landlord and Tenant acknowledge that the Tenant has one (1) further option to renew the Term of the Lease for five (5) years as outlined herein.

7.	The Tenant is continuing occupation of the Premises on an “as is” basis, and there are no representations or warranties on the part of the Landlord to complete any Landlord’s Work during the Renewal Term.

8.	The Landlord acknowledges that the sum of $31,333.05 is currently being held by the Landlord, without liability for interest, and may be applied, in the Landlord’s discretion, to remedy any default by the Tenant in its performance of any of the terms, covenants and conditions of the Lease. Upon demand by the Landlord following any such appropriation, the Tenant shall pay to the Landlord an amount sufficient to restore the amount of the Deposit as outlined herein. If the Tenant complies with all of the terms, covenants and conditions of the Lease the Deposit shall be returned to the Tenant within thirty (30) days of the expiry of the Term or earlier termination of the Lease.

9.	This Agreement is supplemental to the Lease, and all covenants, agreements, provisos, stipulations and conditions whatsoever therein contained shall continue in full force and effect during the Renewal Term except as to the explicitly amended terms and conditions set forth herein, and with the exception of any agreements to free rent periods, rental concessions, inducements, allowances and improvements.

10.	This Agreement may be executed by the parties in separate counterparts all of which, when taken together, will constitute a single agreement among the parties. Execution of this Agreement by a party may be evidenced by way of an electronic transfer emailed (by way of an Adobe Acrobat PDF file) transmission of such party’s signature, or by a photocopy of a party’s signature, each of which will constitute the original signature of such party to this Agreement.

11.	This Agreement will enure to the benefit of and be binding upon the Landlord and Tenant and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Landlord has executed this Agreement on the 25 day of October, in the year 2022.

MATRIX EQUITIES INC.,
by its duly authorized agent, Triovest Realty Advisors Inc.
(LANDLORD)

Per:	/s/ Brad Merchant

Name & Title:	Brad Merchant – Sr. VP, Asset Management

Per:	/s/ Blair Sinclair

Name & Title:	EVP Development

We have the authority to bind the corporation.

IN WITNESS WHEREOF the Tenant has executed this Agreement on the 24 day of October, in the year 2022.

NORTHERN QUINOA PRODUCTION CORPORATION

(TENANT)

Per:	/s/ Jason Zhao

Name & Title:	Jason Zhao, CFO

Per:

Name & Title:

I/We have the authority to bind the corporation.